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                            ARTICLES OF INCORPORATION
                                       OF
                 FIRST AMERICAN STRATEGIC INCOME PORTFOLIO INC.


     For the purpose of forming a Minnesota business corporation pursuant to the provisions of Minnesota Statutes, Chapter 302A, as now enacted or hereafter amended, the following Articles of Incorporation are adopted:

                                   ARTICLE 1

     The name of the corporation is First American Strategic Income Portfolio
Inc.

                                   ARTICLE 2

     The corporation shall have general business purposes and shall have unlimited power to engage in and do any lawful act concerning any and all lawful businesses for which corporations may be organized under the Minnesota Statutes, Chapter 302A. Without limiting the generality of the foregoing, the corporation shall have specific power:

          (a) To conduct, operate and carry on the business of a so-called "closed-end" management investment company pursuant to applicable state and federal regulatory statutes, and exercise all the powers necessary and appropriate to the conduct of such operations.

          (b) To purchase, subscribe for, invest in or otherwise acquire, and to own, hold, pledge, mortgage, hypothecate, sell, possess, transfer or otherwise dispose of, or turn to account or realize upon, and generally deal in, all forms of securities of every kind, nature, character, type and form, and other financial instruments which may not be deemed to be securities, including but not limited to futures contracts and options thereon. Such securities and other financial instruments may include but are not limited to shares, stocks, bonds, debentures, notes, scrip, participation certificates, rights to subscribe, warrants, options, certificates of deposit, bankers' acceptances, repurchase agreements, commercial paper, choses in action, evidences of indebtedness, certificates of indebtedness and certificates of interest of any and every kind and nature whatsoever, secured and unsecured, issued or to be issued, by any corporation, company, partnership (limited or general), association, trust, entity or person, public or private, whether organized under the laws of the United States, or any state, commonwealth, territory or possession thereof, or organized under the laws of any foreign country, or any state, province, territory or possession thereof, or issued or to be issued by the United States government or any agency or instrumentality thereof, and futures contracts and options thereon.

          (c) In the above provisions of this Article 2, purposes shall also be construed as powers and powers shall also be construed as purposes, and the enumeration of specific purposes or powers shall not be construed to limit other statements of purposes or to limit purposes or powers which the corporation may otherwise have under

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     applicable law, all of the same being separate and cumulative, and all of the same may be carried on, promoted and pursued, transacted or exercised in any place whatsoever.

                                   ARTICLE 3

     The location and post office address of the registered office of the corporation in Minnesota is 800 Nicollet Mall, Minneapolis, Minnesota 55402.

                                   ARTICLE 4

     The aggregate number of shares that the corporation is authorized to issue is 1,000,000,000, par value $0.01 per share. The shares shall be divisible into classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the Board of Directors may from time to time establish, fix and determine, consistent with these Articles of Incorporation. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed common shares.

     Shares of any class or series of the corporation, including shares of any class or series which are then outstanding, unless otherwise specifically provided in the terms and preferences of any such particular class or series, may be issued to the holders of shares of another class or series of the corporation without the authorization, approval or vote of the holders of shares of any class or series of the corporation.

     There shall be no cumulative voting by the shareholders of the corporation.

     The shareholders of the corporation shall not have any preemptive rights as defined in the Minnesota Business Corporation Act.

                                   ARTICLE 5

     The following additional provisions, when consistent with law, are hereby established for the management of the business of the corporation, for the conduct of the affairs of the corporation, and for the purpose of describing certain specific powers of the corporation and of its directors and shareholders.

          (a) In furtherance and not in limitation of the powers conferred by statute and pursuant to these Articles of Incorporation, the Board of Directors is expressly authorized to do the following:

               (i) To make, adopt, alter, amend and repeal Bylaws of the corporation unless reserved to the shareholders by the Bylaws or by the laws of the State of Minnesota, subject to the power of the shareholders to change or repeal such Bylaws.

               (ii) To distribute, in its discretion, for any fiscal year (in the year or in the next fiscal year) as ordinary dividends and as capital gains distributions, respectively, amounts sufficient to enable the corporation to qualify under the Internal Revenue Code as a regulated investment company to avoid any liability


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          for federal income tax in respect of such year. Any distribution or dividend paid to shareholders from any capital source shall be accompanied by a written statement showing the source or sources of such payment.

               (iii) To authorize, subject to such vote, consent, or approval of shareholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the execution and performance by the corporation of any agreement or agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render managerial, investment advisory, distribution, transfer agent, accounting and/or other services to the corporation (including, if deemed advisable, the management or supervision of the investment portfolio of the corporation) upon such terms and conditions as may be provided in such agreement or agreements.

               (iv) To authorize any agreement of the character described in subparagraph (iii) of this paragraph (a) with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the members of the Board of Directors or officers of the corporation may be the other party to any such agreement or an officer, director, employee, shareholder or member of such other party, and no such agreement shall be invalidated or rendered voidable by reason of the existence of any such relationship.

               (v) To accept or reject subscriptions for shares made after incorporation.

               (vi) To fix the terms, conditions and provisions of and authorize the issuance of options to purchase or subscribe for shares of any series including the option price or prices at which shares may be purchased or subscribed for.

          (b) The determination as to any of the following matters made by or pursuant to the direction of the Board of Directors consistent with these Articles of Incorporation and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties shall be final and conclusive and shall be binding upon the corporation and every holder of shares of its capital stock: namely, the amount of the assets, obligations, liabilities and expenses of the corporation; the amount of the net income of the corporation from dividends and interest for any period and the amount of assets at any time legally available for the payment of dividends; the amount of paid-in surplus, other surplus, annual or other net profits, or net assets in excess of capital, undivided profits, or excess of profits over losses on sales of securities; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the market value, or any sale, bid or asked price to be applied in determining the market value, of any security


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     owned or held by the corporation; the fair value of any other asset owned by the corporation; the number of shares of the corporation issued or issuable; any matter relating to the acquisition, holding and disposition of securities and other assets by the corporation; and any question as to whether any transaction constitutes a purchase of securities on margin, a short sale of securities, or an underwriting of the sale of, or participation in any underwriting or selling group in connection with the public distribution of, any securities.

          (c) The Board of Directors or the shareholders of the corporation may adopt, amend, affirm or reject investment policies and restrictions upon investment or the use of assets of the corporation and may designate some such policies as fundamental and not subject to change other than by a vote of a majority of the outstanding voting securities, as such phrase is defined in the Investment Company Act of 1940, as amended, of the corporation.

          (d) The corporation shall indemnify such persons for such expenses and liabilities, in such manner, under such circumstances, and to the full extent permitted by Section 302A.521 of the Minnesota Statutes, as now enacted or hereafter amended, provided, however, that no such indemnification may be made if it would be in violation of Section 17(h) of the Investment Company Act of 1940, as amended.

          (e) An action required or permitted to be taken at a meeting of the Board of Directors of the corporation, or any duly constituted committee thereof, may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors or members of such committee unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors or committee members that would be required to take the same action at a meeting of the Board of Directors or of such committee at which all directors or committee members were present; provided, however, that the foregoing procedure may not be employed with respect to the approval of any contract subject to the provisions of
     Section 15 of the Investment Company Act of 1940, as amended.

                                   ARTICLE 6

     Notwithstanding any other provision of these Articles of Incorporation, an affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of this corporation shall be required to approve, adopt or authorize a conversion of the corporation from a "closed-end investment company" to an "open-end investment company," as those terms are defined in Section 5(a)(2) and 5(a)(1), respectively, of the Investment Company Act of 1940, as amended.


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                                   ARTICLE 7

     The names and addresses of the first directors of the corporation, each of whom shall serve until the first annual or special meeting of shareholders or until such director's successor is elected and qualified, are:

Roger A. Gibson                            Richard K. Riederer
1200 East Algonquin Road                   741 Chestnut Road
Elk Grove, Illinois 60007                  Sewickley, Pennsylvania 15143

Andrew M. Hunter III                       Joseph D. Strauss
Suite 4924                                 8617 Edenbrook Crossing, #5
80 South 8th Street                        Brooklyn Park, Minnesota 55443
Minneapolis, Minnesota 55402

Leonard W. Kedrowski                       Virginia L. Stringer
16 Dellwood Avenue                         712 Linwood Avenue
Dellwood, Minnesota 55110                  St. Paul, Minnesota 55105

John M. Murphy, Jr.                        James M. Wade
800 Nicollet Mall                          2802 Wind Bluff Circle
Minneapolis, Minnesota 55402               Wilmington, North Carolina 28409


                                   ARTICLE 8

     To the fullest extent permitted by the Minnesota Business Corporation Act, as the same exists or may hereafter be amended (except as prohibited by the Investment Company Act of 1940, as amended), a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as director. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article shall adversely affect any right or protection of a director of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.


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                                   ARTICLE 9

     The name and address of the incorporator, who is a natural person of full age, are:

         NAME                          ADDRESS
         ----                          -------
         Kathleen L. Prudhomme         Suite 1500
                                       50 South Sixth Street
                                       Minneapolis, Minnesota 55402

     IN WITNESS WHEREOF, the undersigned sole incorporator has executed these Articles of Incorporation on November 19, 2002.


                                                /s/ Kathleen L. Prudhomme
                                                -------------------------------
                                                Kathleen L. Prudhomme




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